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                                                                    EXHIBIT 99.2


                                RENAL CARE GROUP

                             MODERATOR: DIRK ALLISON
                               SEPTEMBER 21, 2000
                                   8:00 AM CT

Operator:             Ladies and gentlemen, thank you for standing by. Welcome
                      to the Renal Care Group conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. At that time if you have a question, you will need to press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded. Today is Thursday, September 21, 2000.

                      I would now like to turn the conference over to Mr. Dirk Allison, Chief Financial Officer for Renal Care Group. Please go ahead sir.

Dirk Allison:         Thank you. Good morning. Welcome to the Renal Care Group
                      special conference call. The purpose of our call today is to discuss our expected three to five year earnings per share growth rate, update you on our exit from the wound care business and give you an update on the remainder of 2000.

                      Let me first introduce the members of management present today. Sam Brooks, our Chairman and Chief Executive Officer, is here along with Gary Burkhardt, our Chief Operating Officer and Ray Hakim, our Chief Medical Officer. Ray is joining us today from Jackson, Mississippi. Also, Doug Chappell, our Corporate Counsel is with us.

                      Sam will be making our formal presentation, after which all members of management will be available for the question and answer session. Before I



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                      turn things over to Sam, Doug Chappell needs to talk about forward-looking statements.

Doug Chappell:        Thank you Dirk. I just wanted to remind all of you that
                      much of the information we discuss this morning is forward-looking information and is given in reliance on the Safe Harbor provided by the Private Securities
                      Litigation Reform Act. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from these forward-looking statements due to certain factors including business and economic conditions and the availability of financing. These and other risks and uncertainties are discussed in our reports filed with the SEC, copies of which are available from the company.

Dirk Allison:         Thanks Doug. Now let me turn the call over to Sam Brooks,
                      our Chief Executive Officer.

Sam Brooks:           Okay, thank you Dirk. Well, thank you for being here
                      ladies and gentlemen. We might as well get to the number one issue and that has to do with missing analysts' earnings estimate for this year. It's the first time it's happened. As you know, we've finished our first four years ended 1999 meeting all our analysts' estimates, but this year, the year 2000, we've had a bit of trouble.

                      As you know, we gave you some guidance up to about $1.40 a share back in November, and then we had an unexpected event with the EPO price being increased by Amgen that brought us down another 5 cents back in, oh I think we did that around March, April, May when we reported the second quarter.

                      And now, you know, we're having a bit of difficulty meeting our acquisition targets, and some of the ones that we've acquired we have had trouble getting


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                      them closed in the time we thought we would. So therefore, we're going to have to lower our earnings estimate for this year again. That's cost us severely in the stock price, and that hurts us all.

                      And I'm here to apologize for that. It's an event we can't avoid. I mean those are the facts. That's what happened so we need to report it to you as soon as we can.

                      Most analysts have expected us to be growing 20% a year. That was the estimate for this year, the estimate ongoing, but we don't think we can do that. We think it's going to be closer to a 15% EPS growth company going forward, and that's what we indicated in the press release.

                      The full explanation of that has to do with our acquisition program because our ability to achieve both the 20% and the 15%, but to a much lesser degree, is partially dependent on our M&A activity. As you know, we're a pretty disciplined buyer of dialysis facilities. We look for a 20% internal rate of return. We act as if this is our personal money. We are businessmen, and we're buying businesses. We are not stock promoters who are out trying to make earnings per share increases regardless of whether it's a good business decision or not.

                      So we've had some problems closing those deals at the prices we thought were acceptable. When we started the year, we thought we'd be doing pretty well because TRL, now DaVita, is out of the market, Fresenius was out of the market, but it raised the money around July, and Gambro has always been a disciplined buyer.


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                      But lately, Fresenius is back in the market, and we ran
                      into a few privately financed companies. The nonpublic ones took a couple of deals away from us with some prices paid that wouldn't give us the rates of return that we want, and I suppose their return levels are less than ours or else they're desperate enough to get into the business. So the result is that we closed on fewer deals than we had planned and it's principally because of price.

                      Let me just speak briefly to the acquisition process, not to overdo this but just to set the stage. You know, we have an M&A team of about four people, and their principal job is to identify deals, create a pipeline, prioritize the candidates and negotiate the price. We've got a due diligence team that includes the participation by our operating people, and they look at the deals carefully, evaluate the medical care, the quality of the equipment, the market and calculate the projected financials, and that gives us our return on invested capital.

                      So our operating people accept the projections by the M&A staff as their budgets, and I must say that this has worked extremely well. So I cannot think of a single acquisition that I regret having made or that didn't make the budget that we set forward.

                      So our history has been exceptional. Our standards are pretty high, but we're trying to create a first class company here and that's our first priority.

                      Our company has suffered; well our stock has suffered severely here in the past few days. It was 24 about June 30, and now it's 15 or 16 or so. That's down about 30%, and it's attributable I'm told, and I pretty well believe, to failing to meet earnings estimates.


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                      The business, just to remind you, as you all know is doing well. Our EPS will be up about 18% we believe this year, but it won't be up the 20% we anticipated it to be. I might add that the company is fortunate to be in the financial position it's in. We've got a great deal of financial flexibility. We have a low debt level as you know. Our cash flow is extremely strong. It's always been a focus at this company.

                      We have a relatively modern plant and equipment. That's one of Ray Hakim's jobs to make sure there is no deferred maintenance here. We have first class equipment. And we've done that since inception. So we've never let our existing business suffer in order to shift money over to M&A and the growth side, so we don't have any deferred maintenance or any demands on our cash either from that or excessive levels of debt. The bottom line is that leaves a pretty significant sum available to the company to use to increase shareholder value in the future, but we won't use it unless it does increase shareholder value and it is a good business decision.

                      Let me talk about Youngstown just a minute and Ray and Gary and Dirk will all be available in the Q&A session if you have to inquire further about this event.

                      This event too is, of course, unexpected. It's cut into our profits in the third quarter, possibly the fourth quarter, but as you know in any crisis situation like this, your profits and your earnings go and take a second seat if they even have a seat at all because you must respond and put the patient first and handle that immediately.

                      And I must say I'm very proud of the way our people responded starting with the people in Youngstown, the physicians responsible for those patients, the


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                      unit nurses, the nurses' aides, the social workers. Yes, I was very proud to be with a company that they are associated with.

                      Our Chief Medical Officer, Ray Hakim, and some of the water system techs went down to Youngstown immediately upon hearing about it. We heard about it in the afternoon. Within an hour and a half, Ray had his bag packed and was on a plane we had chartered and was down there immediately. Our Chief Operating Officer was in Milwaukee when he heard it, and he left immediately along with the Regional Chief Operating Officer who was there.

                      And we brought in people from Phoenix and other places that assisted the operating group there in that region in solving that problem. But all the focus was on solving the problem, getting the patients taken care of, putting the patients and the families first.

                      Again, I was quite proud of the way they responded. As you know, when you're under pressure is when the cracks in your character start to show, and I didn't see any cracks in our people or in our company's character. I think they did the right thing, and, as importantly, they did it immediately.

                      So that cost us some money. I'm not fully aware of all the costs. Dirk may have the numbers, but I really haven't asked for a final accounting because there probably isn't one yet. We're probably not fully aware of all the costs that will come from this, but Dirk might be able to give you a reasonable estimate.

                      Again, if you have any further questions on that, Ray and Gary were on the spot, and they can answer those.


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                      As to the Wound Care business and the write-off of this,
                      first a little background. Some of you who've been with us for some time might know we purchased that company in December of '97, and we picked it up as part of a large dialysis operation we acquired. We weren't quite sure what to do with it, but we decided to keep it for several reasons.

                      One of which, we really liked the people running it. They were first class people, and the service they provided was of benefit to many of our patients and other patients with end stage renal disease that weren't being treated in our centers.

                      We've operated it for 2-1/2 years. It's profitable. Quality initiatives and quality measurements have been implemented. They already have (unintelligible) and we implemented a system in documenting that. We have a first rate medical director, the Ray Hakim of Wound Care I call him. He's a first class guy, a guy you'd really like to build a business around.

                      The contract renewals have been positive. The problem with it is size. We worked hard at making it larger. We looked at acquisitions, four or five of them. We looked at building it from scratch. We put in a major effort with an M&A team to get more contracts with a focus on this as a good service that we'd be proud of this medical service being a part of Renal Care Group. Let's see if we can't build it up to $50 to $100 million revenues. Well, we can't do that. So we've decided to reposition the company. It's taken some top management time, and we haven't been able to achieve our objectives of building it into a large company and a major profit producer. So we think the best way to handle that is to put it in the hands of other management, perhaps sell it to the existing management, and perhaps sell it to others. But our


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                      primary focus would be to use it in our company as more of an outside vendor than it would as a wholly owned subsidiary.

                      Renal Care Group may retain an ownership piece in this, not only perhaps to help management to buy it but also to keep our access to their services and get the benefit of those services.

                      Okay, so let me finally say this before we get into the Q&A session. As I mentioned, the past four years we've done a good job of meeting our targeted EPS but we all know the story. It's every quarter you have to do the job, and we haven't done it this quarter.

                      And we felt now is the time to let you know. We would have loved to have waited a little later, maybe a month or two, because there's still some events occurring, especially in Washington that Ray can bring you up to date on that will affect our profitability next year, but we think we've got
                      - you know, we based some adjustments and some allowances that we hope will account for that in the year 2000.

                      But the bottom line is we think this is closer to a 15% growth company in terms of earnings per share in the future than it is 20%. The internal business is a good business. It has a good internal growth rate, and our company has the cash flow to be able to enhance that a bit, but we essentially missed closing on some deals during 2000, and we don't intend to lower our internal invested capital objectives. So I think we need to be a little more modest in our earnings growth projections.

                      I want to finally point out that we too feel your pain. You know, our management incentives, our cash incentives are tied to financial objectives


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                      and earnings per share. So all our management team will
                      suffer this year as a result of not meeting these earnings.

                      And in addition, there's a significant part of it tied to stock options. And a great deal of those are underwater as a result of missing these projections. So it's not something we're particularly proud of, and we don't particularly like it. Our commitment is to do better in the coming years in meeting our objectives, and everyone is committed to that.

                      I'd be somewhat remiss if I didn't point out that the business is very good. The cash flow is the focus of our operating people, and they've once again hit their targets. It is a primary focus of this company to make sure of to have a good business. We do a good job in caring for these patients and we run the business in a professional way.

                      And finally, our company is in excellent shape, and that's reflected principally by the balance sheet and the profit and loss statement. Our projections aren't very good, but we haven't screwed up the company by making deals that are improper or overleveraged in any way. So I'm quite proud of the way our medical outcomes are, the way our financial statements look and the fact that the business is in good shape.

                      I'm not very happy as CEO with the way we do our projections, but I think we've got some estimates going forward that I think are more reasonable and that I think we'll be able to attain.

                      Okay Dirk, I think I'm ready for Q&A then.

Dirk Allison:         Thank you. Operator, if you'll now open it up for question and answers.


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Operator:             Thank you sir. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, you will need to press the 1 followed by the 4 on your push-button phone. You will hear a three tone prompt acknowledging your request. If your questions have been answered and you would like to withdraw your polling request, you may do so my pressing the 1 followed by the 3 on your push button phone. And if you are using a speaker phone, please pick up your handset before entering your request.

                      One moment please for the first question...

                      Andrea Bici with CS First Boston, please go ahead with your question.

Andrea Bici:          Good morning. A couple of questions. In the guidance that
                      you've provided, what have you assumed in Medicare update factor, and what do you think the likelihood of being able to receive an annual update factor is?

                      And secondly, at these levels and I think the DCA acquisition was long ago enough would you be able to look into share repurchases, you know to bolster the share price and given your pause from the acquisition market.

                      And finally, what's a reasonable price per patient? I think the price per patient last fall was around $40,000. I think it sort of crept up to $50,000 was what I was seeing, so if you could provide more color on that as well that would be great.

Dirk Allison:         Andrea, great, thanks. What I'll do, I'll answer two or
                      three of those myself. I'll pass the annual update to Ray when I get through, and then Sam will probably want to comment on the share repurchase.


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                      As far as the medical update in our projections, what we
                      have done as everyone should be aware, there is 1.2% that is already in the law for next year. There is another 1.2% that's been proposed, bringing it to a total of 2.4%. We have put a little of that in our number, but we reserve back against it, so there is not a lot of effect of the
                      2.4 in there, but there is some. It should not change our projections the way we did it, though, either way.

                      We are certainly anticipating that that will be a positive result. As relating to price per patient in our acquisition, you know we told you all year long on each of the previous conference calls that our company was looking to purchase new businesses in the $40,000 to $45,000 range for our acquisitions. And we have been very consistent with that.

                      At the early part of the year, there was some at the low end of that. The later ones have been a little on the top end of that, but we've been pretty consistent. And just within the last few weeks has it come to our attention that, as Sam mentioned, a couple of the deals that we thought we were very close to bringing on board, we were told that we were outbid significantly. And when I say significantly, the indications that we have on pricing are now more closely aligned to the $50,000 to $60,000 range, somewhere in that range. And as Sam mentioned, being a disciplined buyer, that's not something that we feel we can give our shareholders the return that's necessary with a dollar spent.

                      Relating to date the timing of the share repurchase, you're correct, we did the RDM transaction at the beginning of April. We will actually pass a six month window on October 2 of this year and so in a minute Sam will comment


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                      possibly a little more on that. But let me turn it over to
                      Ray to talk about the possibility of an annual update going forward.

Ray Hakim:            Thanks Dirk. As you know, a bipartisan bill has been
                      introduced both in the Senate and in the House that has two elements in it. One is to increase the projected updates from 1.2 starting January to 2.4, which is an increase of another 1.2. And that also has the support of the Administration, which had proposed it in their July
                      Medicare budget.

                      So that element to us looks reasonable. The bills both in the House and in the Senate include an annual update. That has to be scored by the Budget Office before everybody signs on to it. But there is a lot of sympathy and recognition of the unfairness of having dialysis being completely excluded from an annual update and that this might be a way to correct this inequity.

                      So the bill has been introduced as I said in a bipartisan way and also by some of the more conservative members of both the Congress and the Senate, those who have been generally labeled fiscally very conservative.

                      And I must say that it's been supported by every element of this industry from the National Kidney Foundation to, you know, the people, the patients. And so we are hopeful that this will pass. I don't know that I can tell you that for certainty. As you know, a lot of these things get finalized at the last minute, but we have been able to mobilize a lot of the Senate members and the House members to focus on this issue. And I think we are hopeful that both elements of the bill, the increase of an additional 1.2% and, you know, the annual updates after that will occur.


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                      You all know better than I do, that none of this is with
                      any certainty, but we are still going to work hard at it. We've had a lot of employees and associates writing letters in support of this and also the patients. Surprisingly, the patients also have been very mobilized. So that's really what I would want to say about that possibility.

Sam Brooks:           On stock repurchase, we're committed to building
                      shareholder value and at this price a repurchase of shares would do that. We did have an acquisition accounted for as a pooling of interest, and we'd like to retain it. We looked very hard at that, and there are some tax reasons, some P&L reasons and some other things that cause us to come down and decided we'd like to try and retain that pooling.

                      And Dirk tells me that on Monday, October 2, we're past the six month date that we have to honor. So I think that's all I can say on that. Dirk. . . .

Dirk Allison:         Thank you, Sam.

Operator:             Next question comes from Kip Hewitt with Legg Mason.
                      Please go ahead with your question.

Kip Hewitt:           Two questions. First, could you give us a little color on
                      the amount and the components of what you expect to be spending relating to the Youngstown problem so we can get a sense of how much that does affect your earnings in the third quarter if not in the fourth.

                      And then secondly, could you talk a little about same facility treatment growth and whether you're seeing a change on that and if so, what the factors are behind that.


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Dirk Allison:         Okay. Kip, as it relates to Youngstown, as Sam said, it's
                      still a little bit of a moving target. And we're probably at the end of the day, that range is going to be $0.5 million to $1.0 million or so that we will have spent on that. It really affects more the third quarter than the fourth. And let me tell you the type costs that we're taking care of there.

                      Obviously, we stated that we are adequately covered in our opinion from an insured standpoint, but there are deductibles associated with that. We have the cost of mobilizing our management team on the site as Sam mentioned, Gary and Ray's response and the team of Operations folks and experts that went up there, the consultants that we hired to work with our water treatment system.

                      And then also, you know, we think it's our responsibility. These patients are under our care, so we're going to take care of the medical costs associated with that.

                      So those are the type expenses, like the ones related to the water treatment system, that's in process right now. Again, that will be largely in the third quarter.

                      Ray, why don't I turn it over to you and let you talk a little bit about the treatment growth we're seeing.

Ray Hakim:            Let me just add also that as the events unfolded in
                      Youngstown, as you know there were five other facilities that were able to accommodate all the patients that were traditionally dialyzed in the facility that had the problem. So in terms of servicing the other patients because we had to close down the unit to


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                      do the investigations, we have been able to do that
                      without major disruptions to the patients. We were able to accommodate them in the other facilities.

                      So the closing of the facility with the problem really has not affected our ongoing ability to provide treatment. Now we have also been very diligent in working with all the interested parties from the Health Department and CDC and we have now started the process of changing the water systems in that facility. And our projections are that sometime next week, provided we get all the okays from all the relevant health authorities primarily local, that we should be able to open the facility and service the patients back at their usual place.

                      And frankly, that's been a request that everybody has heard from the patients over and over again, when can we get back to my facility? So we're very pleased with that and as I said we hope that sometime by next week we should be able to open that facility.

Kip Hewitt:           And then on the treatment growth issue?

Ray Hakim:            I think, you know, we're all waiting for the report from
                      the new USRDS that's coming from Minneapolis this time. We have always prided ourselves that we'll do better than the national inherent growth in the number of patients because of our really focusing on reducing mortality and reducing hospitalization.

                      Just as a background for you, we have snippets of the new USRDS that have been published, and in 1998, which is the latest one, there were 85,000 new patients coming into dialysis. Unfortunately, there was also immortality of


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                      about 63,000. So our focus has been to really focus on
                      reducing immortality, and we feel we have done that.

                      And so the latest number that I'm aware is that we're still tracking well into the 6-7% range. We obviously want to do better than that, but that's what this year seems to look like.

                      We'll also focus on de novos because in many areas we have growth enough to justify new facilities. We'll be doing that also so...

Kip Hewitt:           Okay, so if I could just ask one more question on the
                      acquisitions, you mentioned that there are new buyers coming into the market. In terms of the people that you're seeing bidding the $50,000 to $60,000 per patient, are these any large existing players? Are they pretty much new financial entrants into the market? Or is it a change in the seller expectations that you're seeing?

Dirk Allison:         Well, I think there is a change in the seller expectations driven by the fact that there's two or three companies out there apparently willing to pay a little more, and they appear to be private companies. We have not yet seen any of the large public companies to our knowledge go that high.

Sam Brooks:           Yes, this is Sam. I might add that wasn't expected this
                      year. I didn't expect those private companies. You know, I looked at the big public companies, and I thought I had a pretty good handle on what their M&A activity would be for this year. But then there were three deals that I thought we would get this year. We had worked on them for some time. We liked them and we lost them on the price.

                      And they were to privately financed companies, and we were rather surprised at that. We would have thought that a privately financed organization would have a pretty high return on investment criteria. They're paying all cash and they're probably borrowing some. But we lost those.

Kip Hewitt:           Thank you.

Operator:             Our next question comes from Bill Bonello with US Bancorp
                      Piper Jaffrey. Please go ahead with your question.

Bill Bonello:         Good morning guys. I just wanted to follow up a little bit on some of the assumptions again underlying the numbers.
                      Just first of all, I not sure I understood your answer about your assumption on the increase in the composite rate. It sounds like what you're saying is if we do get a 2.4% increase we wouldn't necessarily assume that the numbers would then be higher than what we're currently projecting.

Dirk Allison:         That's correct.

Bill Bonello:         And if we don't get that increase?

Dirk Allison:         There can be some slight effect if we don't get the
                      increase. We tried to cushion that a bit, Bill, to protect against it. But we did use some of that into our numbers.

Bill Bonello:         Okay. And then in terms of what you're assuming on the AWP or potential AWP changes for a couple of the drugs that you administer, is that baked into the numbers?

Dirk Allison:         We did back a little bit of that in there. We didn't back
                      a lot. The reason being, we do believe that there's a potential that that will in fact come about January 1 of next year, and so we wanted to put some of the number in there, but we believe there are various ways and things that we can do to mitigate a lot of that increase. And so we tried to factor in both the increase as well as what we can do to mitigate that going to our bottom line.

Ray Hakim:            And Bill, I know you mentioned in the report that maybe we are looking at transitions related to AWP changes. I think clearly these are medical decisions. I did not expect that this will be anytime over by October or January. I think this will be a gradual process. So I just wanted to make sure that we're not the type of the company that will say all right, tomorrow you stop doing this.

                      So we will work through that process, but I think Dirk is right that, you know, it's not completely mitigated but it's not completely factored in either.

Bill Bonello:         Okay, thanks. That's helpful. And then in terms of cost
                      pressure, I know last quarter you saw a bit of a bump in the cost per treatment and some of that was labor cost driven and due to sort of one-time salary increases and you thought there may be some more of those coming down the pike. Can you give us any sense of what's happened there and what's kind of assumed in the projections?

Dirk Allison:         Yes Bill, we have seen a labor market that's tightening.
                      We've seen some market adjustments necessary to keep pace, try to lower our turnover rate that we're experiencing, and so what we have done going forward in the EPS growth rate that Sam has shared with you today, we've raised our wage factor up into the 5 to 6% range. We believe that maybe in the future that will moderate a bit. We don't know but we wanted to protect ourselves, the company and the estimates by putting that in there.

Bill Bonello:         Okay, great.  Thank you very much.

Dirk Allison:         Thanks Bill.

Operator:             Our next question comes from Adrian Dawes with J. M.
                      Hartwell. Please go ahead with your question...

                      Adrian Dawes with J. M. Hartwell, please go ahead with your question.

Adrian Dawes:         Thank you. A couple of questions. Relating to the balance
                      sheet, how much net cash do you have and how much cash flow do you expect to generate on a quarterly basis going forward?

Dirk Allison:         We have approximately $20 million or so net cash on the
                      balance sheet. From a free cash flow basis, let me talk about that. Operating cash flow we should generate anywhere from $18 million to $22 million, $23 million a quarter from that standpoint.

                      But from a free cash flow, after-cap-ex, taxes and what not, you're going to be in the $65 million to $75 million range for the year 2001.

Adrian Dawes:         Is there an existing share buyback on the books at the
                      moment that just needs to be activated post October 2 or does the Board need to meet and then authorize one?

Dirk Allison:         We have not done anything on a share buyback at this
                      point.

Doug Chappel:         Yes, the Board would have to meet.

Adrian Dawes:         Okay. What have been some of the prices that Fresenius and
                      Gambro have made acquisitions at? Are they around the $40,000 to $45,000 level?

Dirk Allison:         I'm sorry, that's who?  Is that Gambro you mentioned?

Adrian Dawes:         Correct.

Dirk Allison:         And Fresenius.

Sam Brooks:           Fresenius. Well, Fresenius has been out of the market for
                      some time, Dirk. I can't remember when but I bet it's been a year and a half probably -- maybe more. So they're back in now. We're competing with them on two deals right now whereas I know we hadn't seen them in a year and a half.
                      It could have been longer than that.

                      Gambro, we competed with them on one deal. And we got that deal, right Dirk?

Dirk Allison:         Yes.

Sam Brooks:           But generally speaking, Gambro is trying hard to get Vivra integrated, and they've had some management changes. So their focus has been more internal than external recently, which I took into account when we were looking at our targets for the coming year. So our competition has been, I call it reasonable, very disciplined buyers as we are.
                      So I don't mind competing with Gambro on deals. Of course, I'd rather not compete with anyone...

Adrian Dawes:         Sure.

Dirk Allison:         But I think that might give you a picture, doesn't it?

Adrian Dawes:         Final question. Given the slower growth rate, would you
                      consider selling the company to one of those two entities?

Dirk Allison:         Well, we run this company as professionally as we can, and that is a Board decision and they're fully aware of that.
                      We do have a shareholders' rights plan in effect. So that helps put the decision more in the Board's hands. So, yes, it'd be a consideration.

                      I haven't had any offers, of course. I'm not supposed to say that, am I? But yes, it's not something, we're thinking of actively. Management is committed to running the company professionally and part of that is getting the best deal for the shareholders. So we would be open to those. We're not here working 80 house a week because we love our salaries.

Adrian Dawes:         Thanks guys.

Operator:             Peter Emch with CS First Boston, please go ahead with your question.

Peter Emch:           Sam, could you talk a little bit more broadly about how
                      you see using the free cash that you're going to generate?
                      It would seem like if you're only going to acquire 500 patients a year or so, that's maybe top end $25 million.
                      And given the stability of the nature of your business, what kind of debt-to-cap do you think is appropriate for the company at this point and how would you apply your free cash?

Sam Brooks:           Well, I think the highest debt-to-cap is a 1:1 ratio, so
                      as you can see, we are considerably underleveraged. But
                      Peter, I'm not going to invest the money unless I make some money on it. And we have some opportunities. There are opportunities to buy units, but I'm only going to buy them if I make money off of it. I not only need to increase earnings per share, but I need to get a return on the money I'm laying out because it's an all cash transaction and I want a return on it.

                      Anything else I should comment on that, Dirk? I think it's been brought out now at these prices our company's selling at a pretty cheap price per patient. I'm not sure what it is, but that's an attractive use of our money. And I will say this, I think that opportunity is there because the company is in great shape. You know, like I said, the business is a good business. We haven't screwed it up, and the margins are there. We have the highest operating margins in the business, so we ought to be able to pay more than anybody else because we get better margins, and our debt-to-equity ratio is low, our cash flow is strong because we haven't deferred any maintenance, so it gets us some choices. And we're doing our best to put that to work as quickly and as a well as we can, but we haven't done a good job this year of estimating our earnings per share, and our stock has suffered because of that.

                      The good news is the stock hasn't suffered because the company has done poorly. The business is doing okay. So that presents you with an opportunity to buy the stock back and we have the fire power to do that.

Peter Emch:           I would think, as a follow-up, that given how high your
                      margins are that on a per patient basis maybe acquisitions if you price them per patient are not going to be much higher than you are on stock but on an EBITDA basis, if that's what you're looking at buying at a multiple of EBITDA. I would think your stock would be more attractive than acquisitions you would be making with the stock at this price. Would that be true?

Ray Brooks:           Yes. Dirk would - I don't know the numbers but I'm sure it
                      is.

Dirk Allison:         Yes, and Peter one thing you need to understand, and I
                      know you do. We've talked enough and I think most people understand. When we talk dollars per patient, how much we pay per patient, that's not how we price acquisitions. We are EBITDA driven. So we actually price all of our acquisition opportunities off a multiple of EBITDA, and based on that criteria, I certainly agree with what you said.

Sam Brooks:           I might add our Chief Operating Officer is here, and he
                      runs his business based on EBITDA, and when I pass him in the hall and ask him how are things, his reply has to do with EBITDA. And the same thing occurs when he's at his meetings of our Regional chief operating officers.

                      So it's a principal business focus around here, and I think you as an analyst investor would appreciate that, right Gary?

Gary Brukhardt:       Yes, I think our people - solid performance is what we try to stress. And our Regional chief operating officers, our chief financial officers, our area administrators, facility managers, we take a very measured, consistent, focused approach on operations. It's hard work. People have to stay focused. They can't let up. Looking at labor costs, we've got a whole listing of things that we do.
                      There's no one thing that you can do or magic way to deal with those issues.

                      And this management team steps up and continually stays focused on that.. Margin improvement and EBITDA improvement is what we try to constantly strive for, and I'm pretty proud of what they've accomplished in that area.

Peter Emch:           Do you think you can hold EBITDA margins constant going
                      forward?

Gary Brukhardt:       Well, I think one of the big issues that has been talked
                      about is the labor cost issue. And I just want to add a couple of things and I know everyone wants to say what's the one thing that you do.

                      But let me go through a couple of things on the labor cost side and what our operators are doing because I think that's reflective of the solid core of the business that we have here, and you don't get that done easily. So I want to go over a couple of things on that because I know that's on the minds of a lot of folks.

                      We've got some things working in our favor. We've got some geographic dispersion. First you have to find good staff, then the most important thing is to keep them. Because of our geographic dispersion of the company, we've got some areas and markets that help us out in terms of that.

                      We've had to make some market adjustments because obviously people are the most important resource in our company. And then a couple of other things that we've been doing to address that, and, by the way, each market also does some specific things that they have to do to stay competitive. We installed a new computerized human resources system last year and a software product called (FastGap). It probably doesn't mean a lot to people, but it means a lot to us because it allows us to focus on our labor cost per treatment, looking at overtime, outside labor, etc., giving our managers tools to constantly stay focused on that.

                      There's no doubt that in several of our markets, we're going to continue to face challenges on the labor side. We've also gone to a new program also just within the last month that we call targeted selection because not only do you want to find people, but you want to make sure that you hire people that are going to stay with you. So we are rolling out to all of our facility managers a targeted selection process to hire staff.

                      So we've got a lot of things that we're working on and all of that focuses on margin improvement. So I'm pretty proud of what these people have accomplished and will continue to accomplish going forward, but it's just a lot of basic activity that you have to perform. So I thought I'd share some of that with you.

                      And by the way, because of our best demonstrated practices in our regional operations, we got a lot of people with a lot of creative ideas. Every quarter I meet with facility managers and our management staff here does and our chief operating officers. I've never seen a more dedicated and committed group of people to make sure that they take good care of these patients. We have good patient satisfaction and they manage the resources of the company effectively.

                      So that's kind of a long answer, but I thought I wanted to share and address that labor issue because that's something every one of us gets up every day worrying about after we worry about taking care of patients.

Peter Emch:           Okay, thank you.

Operator:             Our next question comes from Jim Baker with SunTrust
                      Equitable. Please go ahead with your question.

Jim Baker:            Sam, I wonder if you could comment on managed care pricing and specifically I'm interested if you look at, for example, health care services, i.e. hospitals. They've been able to do a very good job of taking the sort of givebacks for price increases they've gotten from the government and been able to go to managed care and get, you know, other pretty nice managed care price increases.

                      Would the prospects of getting, you know, potential inflationary annual adjustment increase in place and just some increases from the government - can you just talk about number one, sort of the managed care pricing you've seen this year and perhaps more importantly, what we should maybe look for in 2001?

Sam Brooks:           Well, in talking to my friends in the hospital business in
                      Nashville and in talking to people that are in the hospital business in not for profits, I've seen that they've achieved some pretty good price increases with managed care. They have probably been more aggressive than we have.

                      We've done a pretty good job in the past, and I don't have any criticism of it in the past. I think we can do a better job in the future.

                      But I will say this, in looking at the average revenue per treatment - that's the number, isn't it - average revenue per treatment in the four public companies, I think we are the second from bottom. We are in third place. There are two others that have total charges greater than ours, so it appears that there's some ability for us to increase our prices just based on that alone. And I know it's a principal focus of Gary. He has people responsible for this. So Dirk, do you want to comment?

Dirk Allison:         Yes, I want to comment on what we've done in this budget
                      looking forward, and then I'm going to pass it over to Gary and let him talk a little bit about that. Jim, right at this point in time not really knowing, we put anywhere from 4 to 7% increases in our projection to get to the 15% as it relates to managed care pricing.

                      And Gary, why don't you comment a little bit on what you're seeing there?

Gary Brukhardt:       Jim, a couple of things that we're doing. First of all, as you know, we've got several people on our senior staff and in our field operations actually that have managed care backgrounds. We've got some good dialysis resources clearly in the company, and we were fortunate to attract some folks that come out of the managed care industry. And
                      I think that always helps when you're sitting across the table from a managed care company and negotiating a contract.

                      They're getting premium increases 10, 15, 30% in some cases. That's a very cyclical industry, and I think it's an opportunity for us as providers to go back to these managed care companies on a market by market basis.

                      A couple of comments on things we're trying to do mitigate and to make sure we can stay consistent with the pressure in that area. Again we've got some pretty significant market share in a lot of markets, which I think when we put the company together, we knew that was a positive. And I think it gives us an opportunity to effectively deal with these managed care organizations.

                      I've always felt very positive about the fact that our accounts receivable management and our billing offices are in multiple markets. One of the things that's real critical in dealing with these managed care companies is knowing these payers. And because we don't bill out of one shop, we're able to deal effectively and know our payers and know what they're doing and try to be proactively working with them rather than reactively because that's where you don't want to be with them, is on a reactive basis.

                      So I think our multiple billing offices - we've got some good folks with some good background of knowledge in terms of managed care dealing with them. I think there's some opportunity here in certain select markets to look at these increases in payments to us. And everything that we do is, we'll catalog and analyze all of our contracts locally and nationally so that we know what's happening.

                      As you know, there's some consolidation in that industry, too, and we have make sure we stay on top of that. So it's not a simple answer, but there's a lot going on. I think there's some opportunity there to take advantage of our market position and to deal with this.

                      And I think over the long period of time, people still buy price and geography, but I think that quality in the end will win out, and I think we should stay focused on that in our business. We're going to be the provider of choice for both the patient, the physician and the payer. So that's kind of how I think it through on what we're working on. Not an easy answer, not a simple answer, but you've just got to do a lot of things to address it.

Jim Baker:            But Dirk, if I can just follow-up. If you're sort of
                      expecting maybe looking for 4 to 7% next year, I'd assume that's an increase from what you've experienced this year?

Dirk Allison:         That's correct.

Jim Baker:            Okay, thank you.

Operator:             Our next question comes from Joel Ray with First Union
                      Securities. Please go ahead with your question.

Joel Ray:             Good morning. I've got two unrelated questions. First is
                      internal growth and development of new centers. I know that again 12, 15 new properties have developed this year.
                      Is there any chance of focusing your cash flow on heightened internal development project team given the fact that it's cheaper certainly in the long run to internally develop?

                      And secondly, as we're focusing the company's initiatives just onto dialysis versus other potential related businesses or diversification, is there any chance that you're going to reevaluate your corporate structure to look to trim G&A?

Dirk Allison:         Okay, those are both good questions. Let me let Gary
                      discuss those just a bit.

Gary Brukhardt:       Joel, one of the things that we're right now focused on
                      obviously in our 2001 budget and our business planning process - in fact all of our Regional chief operating officers and chief financial officers are in town today, and one of the things we're focusing on for next year is what we call a fulfillment strategy. We have very good operations in place, and what we've done is and what we're in the process of doing is - your comment's excellent.

                      Where are all the opportunities within the existing operations that we have? And where are opportunities to partner with physicians, where are opportunities where we can recruit physicians to markets that are underserved and need to meet the needs of the patients?

                      And we're going to put a very big emphasis next year on de novo development because in that fulfillment strategy, we don't have to add G&A. We already have the structure in place. It doesn't take additional resources to do that. And when you can incrementally add a clinic, that's the best thing that we can do. So that's an excellent observation. That's something we're really focused on in the 2001 budget.

Ray Hakim:            Dirk, can I add in something here?

Dirk Allison:         Sure, Ray.

Ray Hakim:            I think the other focus that we are doing actively
                      starting sort of mid this year and really ongoing next year are two other areas that I think will again focus on internal growth.

                      One is to increase the number of patients who are aware or have the option of peritoneal dialysis because that is a very viable therapy that has not been really focused on as much perhaps within the company or the industry. But it is a very viable therapy that allows patients to be at home, allows them much more mobility and incidentally can be done with much less capital expenditure. That's one area that we are focusing on in the context of providing patients with options for their treatment so that it's not always only hemodialysis.

                      The other area, of course, is to do really a process of education both to the patients and to the physicians about when is the time to initiate patients on dialysis and how to get them ready for dialysis without having to necessarily admit them to the hospital and have them with temporary catheters and so on.

                      So these are the two areas also from a medical point of view that we are focusing on that we believe will help internal growth also.

Dirk Allison:         Thank you Ray. Joel, as it relates to your second part
                      about the fact that we're really focusing on dialysis in our corporate structure. Realize that we created this corporate structure we have today to a decentralized approach for a reason. We think it is absolutely essential to some of the things we are doing, our low days' sales outstanding, the control that Gary has over his operation.
                      So I think we are solidly behind the decentralized approach.

                      What we are always doing, and we are doing that right now, is that we're constantly working to lower our G&A. And we will continue that process and we should see results on that in the coming years.

Joel Ray:             Thank you very much.

Dirk Allison:         Sam, would you like to comment any more on that?

Sam Brooks:           No thank you.

Operator:             Our next question comes from Andrew Bhak with Morgan
                      Stanley, Dean Witter. Please go ahead with your question.

Andrew Bhak:          Yes, good morning. I'd just like to get a little gut check here in trying to summarize some of the comments you've made. If we look at the company today and I'm thinking obviously to my own forecast where we've revised earnings for next year to $1.52. I had incorporated a 6% increase in labor cost. I had not incorporated the AWP versus the
                      1.2 because it seems to me it is a little bit of a jump ball but we should know by the end of next month. I've made adjustments to the revenue model that would affect the exit of the wound care business.

                      When you sort of sum total all of these elements and we look forward, is it reasonable to assume that the 15% earnings growth that you factored in really, largely to me reflects organic growth in the market. In that sense, when I look at the operating costs in thinking about what could be a wild card in terms of pressuring it, it would really only be an acceleration in labor costs and potentially another EPO hike by Amgen, although I guess next week we'll, or towards the end of this month we'll find out what's happening with the TKT ruling.

                      So when I look at that and look forward over the next 12 months, am I missing anything or does that seem sort of a reasonable characterization of where the company is today?

Sam Brooks:           I might comment, Andrew. I think that's a good analysis.
                      Those are the three big unknowns at this time. In the first four years, our company did pretty well in meeting its estimates and anticipating negative surprises, and of course our budgets always have a reserve in there for those things, but this year we somewhat missed it because we were surprised by EPO. That just hadn't been increased in ten years. It came right out of the blue.

                      So there could be something that none of us in this room have thought of, so we're being a little more cautious than we have in the past, but I wouldn't say that 15% is just internal growth. I think it requires some use of money and some investment and might have some M&A activity in it also.

                      But I think you've identified the major risks to our projections. Dirk, did I speak to soon there?

Dirk Allison:         No, I might add I think it will take about 500 patients to get to the 15% but we feel like that is more than achievable, in fact there may be a potential for upside in the future should prices moderate. I think the only other issue out there that could be both a positive and a potential negative is our managed care. Just realize that we have a percentage of our reimbursement structure that is dependent on the private aspect, and we're going to focus and do a much better job. I think we do a good job in managed care. We're going to work to do a better job, so there's potential there that we might be a little higher than we are currently anticipating.

                      On the other hand, as you know managed care is a tough market, and if they focus on dialysis then we run the risk that there could be a little pressure there.

Ray Hakim:            And Andrew, I think I'm sure you know that the full force
                      of the AWP if it passes more than equals the gain that we could expect even from the additional 1.2% increase. So how that will play out we'll see in hopefully the next month or so positively. But we need to make adjustments for AWP and hopefully that will be mitigated as we go along.

Sam Brooks:           As you know, that's a significant risk. I would love to
                      have had this phone call a month from now after Congress adjourned. We'd have some visibility on AWP and the price increases because they're significant in determining our 2001 budget, but the price was declining on the stock and Dirk thought we ought to do it right now.

                      So yes, you've correctly analyzed that, Andrew, as a big risk but we ought to have some visibility on it in 30 days.

Andrew Bhak:          Okay, sounds good. Thanks very much.

Dirk Allison:         Thank you Andrew.

Operator:             Our next question comes from Tim Curro with Value
                      Holdings. Please go ahead with your question.

Tim Curro:            Sam, you mentioned the pooling issue. I just don't see how preserving pooling would affect cash flow enough to use it as a reason to not buy back stock around the current levels, do you?

Sam Brooks:           It has to do with some issues, some tax issues surrounding the seller. They're not significant. You're correct, that's not a significant reason. But the more significant reason is it's only a few days, and it's a lot of work to recast all those documents.

Tim Curro:            Thank you.

Operator:             Greg Macosko with Lord Abbott, please go ahead with your
                      question.

Greg Macosko:         Yes, I'd like to follow-up on a couple of the previous
                      questions if I could. Just so I understand, you mentioned
                      6 to 7% growth. I'm assuming that's internal unit growth?

Dirk Allison:         That is same store treatment growth.  Correct, Greg.

Greg Macosko:         And is that lower than what it has been in the past for
                      the past few years?

Dirk Allison:         Yes, it has. We've been anywhere from 7 to 9% in the past
                      few years.

Greg Macosko:         And can you tell me why that number has come down?

Dirk Allison:         Ray, are you there?

Ray Hakim:            Yes, there are complex reasons that we don't control and
                      that basically relates to the number of patients who begin therapy. That because of as you know 50% of our patients who come to dialysis are diabetics - to the extent that there have been advances that can slow down the rate at which these patients' renal failure progresses then that starts picking up, that is reducing the rate of new patients coming in.

                      Second, as a treatment for hypertension, which is the other major cause of patients developing end stage renal disease, become more tolerable in terms of side effects. The ability to control blood pressure has improved, and that will also slow down the rate at which patients develop end stage renal disease.

                      Unfortunately, and I say that as a physician, there is also the trend that we're beginning to see where there is a much higher incidence of obesity and development of secondary diabetes, the adult onset diabetes, that we are beginning to see across this country.

                      And then also, the aging of the population is clearly increasing. I think the number of patients over 70 where there is a very high incidence of end stage renal disease is increasing.

                      So all of these factors put together - at the moment I think we are seeing some slow down, but you know from a growth point of view, we still feel that - and as I said in 1998, there were 85,000 new patients coming into dialysis in 1998 which is the latest number. And that is a considerable number. So our focus has been the numbers coming into dialysis. What we want to do is reduce mortality rate as we go forward, and that's why we think our growth rate can be sustained at about 6 to 7%.

                      But you're right, it has gone down from the 8% or so that we had last year. We think as we concentrate on internal growth, on new development and peritoneal dialysis, we may be able to, not next year, but hopefully the year after that, retain a internal growth rate back to the 7 - 8%.

Greg Macosko:         Okay, and could you talk about the pricing? You mentioned
                      the 4 to, I believe 4 to 6%, or 4 to 7% pricing. That is in addition to the unit growth, right?

Dirk Allison:         That is correct.

Greg Macosko:         Okay. And could you tell me when the next Board meeting
                      is?

Sam Brooks:           What good would it do to tell you when the next regularly
                      scheduled Board meeting is, but I'd be glad to tell you.
                      When is it, Doug?

Doug Chappell:        Our next regularly scheduled Board meeting is the first
                      week in November, but we can call a special meeting, and have historically called special meetings, on 24 hours' notice under our bylaws.

Sam Brooks:           Great, yes. I think that answered your question, didn't
                      it?

Greg Macosko:         Yes, yes, very good.

Sam Brooks:           That's what you were looking for, yes.

Greg Macosko:         Right. And also, you are going to - can we expect more
                      than 12 to 15 properties to be added in '01?

Dirk Allison:         You know, we're in the capital budget process right now,
                      and that's all coming together. As Gary mentioned earlier, that stems from our operators driving where growth can be achieved, and so if in fact opportunities exist to increase our growth by adding more than 12 to 15 de novos, you rest assured we will consider that strongly.

Ray Hakim:            And again, keep in mind our focus is going to be on the
                      peritoneal dialysis, which does not necessarily need additional centers. So the fact that we may not have more growth than 12 to 15 facilities does not mean that we are not looking for a substantial increase in the treatments.

Greg Macosko:         So the peritoneal dialysis would be an incremental 6 to 7%
                      sort of patient growth...

Ray Hakim:            No, no, no. We're considering that but whether the 6 to 7%
                      growth needs 12 or 15 or 20 or less than that depending on how many patients choose one therapy versus another, that's something that, you know, I wanted to at least put out so that you don't think if we decide to have only 12 that our internal growth rate will necessarily be less than what we expect.

Greg Macosko:         Okay and finally, would you talk about nursing homes? I've heard rumors that the nursing homes are looking at setting up small dialysis centers in their facilities or something along that line. Could you comment about that?

Ray Hakim:            Well, all I know are mostly rumors. I think as you well
                      know for a nursing home to be involved in dialysis, there are fairly substantial regulatory hurdles that they have to cross in terms of getting permission. And second, those facilities are by nature small facilities with high overhead cost. So I'm not sure what their projections or their financial model is. I don't think it would represent a threat. In fact, my thinking is that a few of them may try, but then they'll come back to a major provider and see whether those services can be provided on site by the provider, not by the nursing home.

                      It's simply not an easy business to get into, and not very economical when you only treat four and five patients a day. That's not going to make it.

Greg Macosko:         I agree with you, but have you heard of any specific
                      examples of it happening at this point?

Ray Hakim:            Maybe Dirk...

Dirk Allison:         Ray, let me comment. Yes, there's a national pharmacy
                      provider to nursing home chains that has been presenting that they're going to be opening dialysis centers in some of their facilities.

                      In fact, I've gone through the numbers on that. And the problem you have that you have to be aware of is as Ray mentioned, the concentration of patients in a home - a typical nursing home averages about a hundred patients. You're not going to have three or four of those on dialysis. It's very difficult to run a program of that size on any cost effective basis, although I understand they already have the fixed cost of the building.

                      But realize, too, that the patient population is going to be largely skewed to Medicare patients at that point in time, whereas as you are aware, our revenue mix on most of the companies, about 55% of our revenue runs Medicare, 5% Medicaid with the majority of the rest in the private and managed care markets.

                      So the financial model for us is a little difficult to understand.

Greg Macosko:         I agree with you, but have they opened one at this point?
                      Is one specifically open?

Dirk Allison:         I do know they're trying at least one.

Greg Macosko:         Okay, thank you.

Operator:             Our next question comes from Howard Capek with UBS
                      Warburg. Please go ahead with your question.

Howard Capek:         Hi, Howard Capek. Good morning. Just two brief, quick
                      questions. On the charge for the wound care, is any piece of that cash?

Dirk Allison:         Yes, of the $9 million, you've got about 30% that will be
                      cash, and the other 70% will be noncash.

Howard Capek:         To circle back to Youngstown and the fallout there, when
                      does the contract for the water treatment on Youngstown and the rest of those clinics that you acquired wind down?
                      Are you going to try to accelerate that and bring it in house faster?

Ray Hakim:            It's winding down in November, Howard. And we are at the
                      moment in the phase where we are training our inside staff to do their own training in preparation for taking over the management of the water system. This is the model we've had in all other facilities. I think I may have mentioned to you earlier. The one sort of time where we said well, the contract is running out in November as we train new staff to take over. So that's where we are.

Howard Capek:         Okay, thanks. Last, just to circle back on the
                      acquisitions, the stuff that sort of traded away from you.
                      Were they hospital-based, physician-owned? And what size were they? And that's it, thank you.

Sam Brooks:           On the acquisitions that we missed?

Howard Capek:         Yes.

Sam Brooks:           Okay.

Dirk Allison:         Howard, I apologize. Could you repeat that question one
                      more time?

Howard Capek:         Yes, on the acquisitions that traded away from you.

Dirk Allison:         Yes.

Howard Capek:         Were they physician-owned, hospital-based and what size
                      range?

Sam Brooks:           Actually, they were both hospital and physician and
                      they're going to be in the size of between 150 and 300 patients.

Howard Capek:         Thanks very much.

Operator:             Ladies and gentlemen, if there are any additional
                      questions, please press the 1 followed by the 4 at this time.

                      Chuck Ruff with Insight Investments, please go ahead with your question.

Chuck Ruff:           Hi, just two quick ones. You talked about acquisition
                      pricing and really you priced it on a EBITDA multiple basis. What sort of multiples do you like to see them in and what kind of multiples did those recent acquisitions go at that ran away from you?

Sam Brooks:           Well, Chuck I like to see them in the 4-1/2 range but
                      that's probably not feasible. Actually, we probably look in the 5, 5-1/2. You can pay up to 6, but it would have to really be a good acquisition. I don't know the final price of that those went in, but I would tell you they are above the 6 EBITDA multiple range.

Chuck Ruff:           Okay and this 15% earnings growth. As someone mentioned,
                      if you apply that to next year, you come up with about
                      $1.52 or so. And we talked a lot about the assumptions to get there. Does that assume share buyback or is that before any share buyback?

Dirk Allison:         No, it does not assume any share buyback.

Chuck Ruff:           Great, thanks a lot guys.

Dirk Allison:         Thanks.

Sam Brooks:           Okay, well ladies and gentlemen, thank you very much for
                      being with us today. We apologize for this call. We wish it hadn't of happened, but we thought it best to have it and get it out and get it out to you as soon as we can. So
                      I think you got a good understanding of where we are and of our estimates for the coming year and the risks as best as we know them for those estimates having to do with three or four things that have been brought up during this call.

                      So okay, thanks for being with us and I believe we'll be talking to you again at our earnings release in November, isn't it Dirk?

Dirk Allison:         Right.

Sam Brooks:           Okay, thank you Operator. Thank you Ray.

Operator:             Ladies and gentlemen, that does conclude your conference
                      for today. You may all disconnect and thank you for participating.

                                       END